As filed with the Securities and Exchange Commission on December 31, 2019

Registration No. 333-224010

Registration No. 333-190261

Registration No. 333-158214

Registration No. 333-131658

Registration No. 333-131341

Registration No. 333-57028

Registration No. 333-30085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-224010

FORM S-8 REGISTRATION STATEMENT NO. 333-190261

FORM S-8 REGISTRATION STATEMENT NO. 333-158214

FORM S-8 REGISTRATION STATEMENT NO. 333-131658

FORM S-8 REGISTRATION STATEMENT NO. 333-131341

FORM S-8 REGISTRATION STATEMENT NO. 333-57028

FORM S-8 REGISTRATION STATEMENT NO. 333-30085

UNDER

THE SECURITIES ACT OF 1933

Ecology and Environment Inc.

(Exact name of registrant as specified in its charter)

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

368 Pleasant View Drive Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

Ecology and Environment, Inc.

2016 Stock Award Plan

2011 Stock Award Plan

2007 Stock Award Plan

2003 Stock Award Plan

1998 Stock Award Plan

401(k) Plan

(Full title of the plan)

Patrick T. Sheridan

Senior Vice President and Treasurer

ECOLOGY AND ENVIRONMENT, INC.

368 Pleasant View Drive

Lancaster, New York 14086-1397

(716) 684-8060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Silver

G. Allen Hicks

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) deregister all shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) of Ecology and Environment Inc., a New York corporation (the “Company”), and any other securities remaining unissued, under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-224010), which was filed with the SEC on March 29, 2018 and registered 200,000 shares of Class A Common Stock pursuant to the Company’s 2016 Stock Award Plan.

•

Registration Statement on Form S-8 (No. 333-190261), which was filed with the SEC on July 31, 2013 and registered 200,000 shares of Class A Common Stock pursuant to the Company’s 2011 Stock Award Plan.

•

Registration Statement on Form S-8 (No. 333-158214), which was filed with the SEC on March 26, 2009 and registered 200,000 shares of Class A Common Stock of the pursuant to the Company’s 2007 Stock Award Plan.

•

Registration Statement on Form S-8 (No. 333-131658), which was filed with the SEC on February 8, 2006 and registered 88,000 shares of Class A Common Stock pursuant to the Company’s 1998 Stock Award Plan.

•

Registration Statement on Form S-8 (No. 333-131341), which was filed with the SEC on January 27, 2006 and registered 200,000 shares of Class A Common Stock pursuant to the Company’s 2003 Stock Award Plan.

•

Registration Statement on Form S-8 (No. 333-57028), which was filed with the SEC on March 14, 2001 and registered 112,000 shares of Class A Common Stock pursuant to the Company’s 1998 Stock Award Plan.

•	Registration Statement on Form S-8 (No. 333-30085), which was filed with the SEC on June 26, 1997 and registered 200,000 shares of Class A Common Stock pursuant to the Company’s 401(k) Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 28, 2019, by and among WSP Global Inc., a Canadian corporation (“Parent”), the Company and Everest Acquisition Corp., a New York corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), on December 31, 2019, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Class A Common Stock and each share of the Company’s Class B common stock, $0.01 par value per share, issued and outstanding immediately prior to the effective time (other than shares (i) held by the Company (or held in the Company’s treasury), (ii) held by any wholly owned subsidiary of the Company, (iii) held by Parent, Merger Sub or any other wholly owned subsidiary of Parent or (iv) held by holders of Class B common stock who made a proper demand for appraisal of the shares in accordance with Section 623 of the New York Business Corporation Law) but including shares that were, as of the effective time, unvested and subject to restrictions, were converted into the right to receive $15.00 in cash, without interest and subject to any required tax withholding.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of December, 2019. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

ECOLOGY AND ENVIRONMENT INC.

By:	/s/ Patrick T. Sheridan
Name:	Patrick T. Sheridan
Title:	Senior Vice President & Treasurer